Exhibit 4.55

ADDENDUM No 3
to the Memorandum of Agreement dated 4th July 2018
as amended by an Addendum No. 1 dated 16th July 2018
and as further amended by an Addendum No. 2 dated 24th July 2018 (“the MOA”)

between

VLGC DELTA OWNING LTD. of Marsha11 Islands (the “Sellers”)

and

MERIDIAN 12 LIMITED of Bermuda (the “Buyers”)

and

GLOBAL MERIDIAN HOLDINGS LIMITED of Bermuda (the “Buyers’ Guarantor")

for

M.T. MONT GELE (the “Vessel”)
l)  This Addendum No. 3 dated 17th September 2018 is supplemental to the MOA governing the sale and purchase of the Vessel and shall form an integral part thereof Words and expressions defined in the MOA shall have the same meaning when used herein.
2) It is mutually agreed by the parties to further amend the MOA as follows:
i.	by deleting Clause 2 thereof and replacing it with:
“2. Deposit
As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of 10% (ten per cent), of the Purchase price (the “Deposit”) in an interest bearing joint account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:
(i) this Agreement has been signed by the Parties and exchanged by e-mail or telefax; and
(ii) the Deposit Holder has confirmed in writing to the Parties that the joint account in the name of the Sellers and the Buyers has been opened; and
(iii) This Addendum No3 has been signed by the Parties and exchanged by e- mail or telefax.
The Deposit shall be released in accordance with Joint written instructions of the Parties. Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.”
ii.	by deleting Clause 5 (a) thereof and replacing it with:
“(a) The Vessel shall be delivered with current Charter attached (see also Clause 22) and taken over safely afloat at a safe and accessible berth or anchorage at/in Charter range in the Sellers’ option not earlier than 1st August 2018 and not later 15th December 2018 in the Sellers’ option.
Cancelling Date (see Clauses 5 (c), 6 (a) (i), 6 (a) (iii) and 14): 15th December 2018”;
iii.	by deleting the last paragraph of Clause 22 thereof.
iv.	by deleting Clause 24 (Deliveries) thereof:
v.	by adding a new clause under No 26 reading as follows:
“In consideration of the Buyers agreeing to vary the Cancelling Date at the request of the Sellers, the Parties hereby agree that the Sellers will pay to the Buyers a fixed, daily compensation of US$ 15,000 (United States Dollars Fifteen Thousand), counting from 00:00hrs (London time), 1st October 2018 until the Sellers deliver the Vessel to the Buyers (the “Compensation”), as full and final settlement of any and all claims whatsoever the Buyers may have under the MOA, namely, but not limited to, Clause 5 (d) and/or Clause 14 of the MOA. Such amount will be deducted from the purchase price to be paid by the Buyers on the date and time of delivery.
All other terms and conditions of the MOA, shall remain in full force and effect.
The provisions of Clause 16 (Law and Arbitration) of the MOA, as amended and/or supplemented herein, apply, mutatis mutandis, to this Addendum No. 3.
This 17th day of September, 2018
For and on behalf of	For and on behalf of

the Sellers		the Buyers

VLGC DELTA OWNING LTD.		MERIDIAN 12 LIMITED

By:	/s/ George Kaklamanos	By:	/s/ Phillip Anderson
Name:	George Kaklamanos	Name:	Phillip Anderson
Title:	Attorney-in-fact	Title:	Director

For and on behalf of

the Buyers' Guarantor

GLOBAL MERIDIAN HOLDINGS LIMITED

By:	/s/ Phillip Anderson
Name:	Phillip Anderson
Title:	Director

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